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                         ESTATE PRESERVATION TERM RIDER
            Issued by Cova Financial Services Life Insurance Company
                        Please Read This Rider Carefully.


This rider is a part of the policy to which it is attached and is subject to all applicable terms and provisions of the policy;  except as modified herein.  This rider is indicated on the Policy Specifications page.
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         Face Amount             The face amount of this rider is shown on the policy specifications page.


         Life Insurance          This rider provides four year level non-convertible term life insurance on the lives of the
         Benefit                Insureds shown on the policy specifications page. We will pay the face amount of this rider to the beneficiary if this rider is in force upon the Last Insured's death. We must receive proof that both Insureds died before the expiration date of this rider.


         Monthly Rider           The monthly rider charge equals the rider's face amount times the monthly rider charge
         Charge                  rate, divided by 1,000. This rider's monthly rider charge rate is shown on the policy specifications page. The monthly rider charge is based on the joint issue ages, risk classifications, and sexes of the insureds.


         Termination             This rider will terminate on the date when any of the following events first occurs:

                                 1. Upon our receipt of your written request;

                                 2. A decrease in face amount occurs,

                                 3. Any termination of the policy;

                                 4. The end of the fourth policy year.


         The issue date and effective date of this rider and the policy are the same.






                              SECRETARY                                                           PRESIDENT












                                      COVA
                 Cova Financial Services Life Insurance Company
                               St. Louis, Missouri

         CLR13
         (5/99)
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